                                                                    Exhibit 12-B

                        Delmarva Power & Light Company

          Ratio of Earnings to Fixed Charges and Preferred Dividends
          ----------------------------------------------------------
                            (Dollars in Thousands)


                                                  9 Months
                                                    Ended                             Year Ended December 31,
                                                 September 30,   -----------------------------------------------------------
                                                    2001          2000          1999         1998         1997        1996
                                                   -------       -------       -------     --------     --------     -------
Income before extraordinary item                 $ 190,844     $ 141,816     $ 142,179     $112,410     $105,709   $ 116,187
                                                 ---------     ---------     ---------     --------     --------   ---------

Income taxes                                       135,320        81,510        95,321       72,276       72,155      78,340
                                                 ---------     ---------     ---------     --------     --------   ---------

Fixed charges:
        Interest on long-term debt
             including amortization of
             discount, premium and
             expense                                50,931        77,178        77,790       81,132       78,350      69,329
        Other interest                               2,492         7,512         6,117        9,328       12,835      12,516
        Preferred dividend requirements
             of a subsidiary trust                   4,265         5,687         5,687        5,688        5,687       1,390
                                                 ---------     ---------     ---------     --------     --------   ---------
             Total fixed charges                    57,688        90,377        89,594       96,148       96,872      83,235
                                                 ---------     ---------     ---------     --------     --------   ---------

Nonutility capitalized interest                          -             -             -            -         (208)       (311)
                                                 ---------     ---------     ---------     --------     --------   ---------

Earnings before extraordinary
        item, income taxes, and
        fixed charges                            $ 383,852     $ 313,703     $ 327,094     $280,834     $274,528   $ 277,451
                                                 =========     =========     =========     ========     ========   =========

Fixed charges                                    $  57,688     $  90,377     $  89,594     $ 96,148     $ 96,872     $83,235

Preferred dividend requirements                      5,700         7,787         7,417        7,150        7,556      14,961
                                                 ----------    ----------    ----------    ---------    ---------  ----------

                                                 $  63,388     $  98,164     $  97,011     $103,298     $104,428   $  98,196
                                                 ==========    ==========    ==========    =========    =========  ==========

Ratio of earnings to fixed charges
        and preferred dividends                       6.06          3.20          3.37         2.72         2.63        2.83

For purposes of computing the ratio, earnings are income before extraordinary item plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of a subsidiary trust, plus the estimated interest component of rentals. Preferred dividend requirements represent annualized preferred dividend requirements multiplied by the ratio that pre-tax income bears to net income.